1330 Avenue of the Americas
New York, NY 10019
Contact:
Leigh Parrish/Stephanie Rich
FD
(212)850-5600

NexCen Brands Reports Third Consecutive Quarter of
Operating Income and Positive Cash Flow

Operating Income of $1.7 Million in Third Quarter 2009
vs. Operating Loss of $28.9 Million in Third Quarter 2008

Cash Generated from Operations of $0.6 Million in Third Quarter 2009
vs. Cash Used in Operations of $3.7 million in Third Quarter 2008

Loss from Continuing Operations of ($0.01) Per Diluted Share in Third Quarter 2009 vs. ($0.57) Per Diluted Share in Third Quarter 2008

NEW YORK – November 16, 2009 – NexCen Brands, Inc. (PINK SHEETS: NEXC.PK) today reported unaudited financial results for the third quarter of 2009, and announced that it has completed the timely filing of its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009 with the Securities and Exchange Commission (SEC).

Third Quarter 2009 Operating Results and Financial Highlights

The operating results and financial highlights for the third quarter ended September 30, 2009 are as follows:

•
Total revenues in the third quarter of 2009 decreased 11% to $10.8 million, compared to $12.2 million in the third quarter of 2008. The decrease is primarily due to current economic conditions that have impacted consumer spending as well as retail traffic.  Additionally, total revenues in this period reflect the elimination of approximately $0.2 million of royalty revenue as a result of the TAF licensing transaction for Australia and New Zealand.

•
Total operating expenses in the third quarter of 2009 decreased 78% to $9.1 million from $41.1 million in the third quarter of 2008.  Operating income in the third quarter of 2009 increased to $1.7 million from an operating loss of $28.9 million in the third quarter of 2008.  Loss from continuing operations in the third quarter of 2009 narrowed to $1.0 million, or ($0.01) per fully diluted share, from $32.3 million, or ($0.57) per fully diluted share, in the third quarter of 2008.

•
The results for the third quarter of 2008 included $28.1 million of impairment charges related to intangible assets, $1.6 million in professional fees related to special investigations, and $0.3 million in restructuring costs.  The results for the third quarter of 2009 included restructuring costs of $0.2 million.  Excluding these special items, adjusted operating expenses for the third quarter of 2009 decreased 19%, or $2.1 million, to $8.9 million from adjusted operating expenses of $11.0 million for the third quarter of 2008.  Adjusted operating income for the third quarter of 2009 increased 66%, or $0.8 million, to $1.9 million from adjusted operating income of $1.2 million for the third quarter of 2008.  Adjusted loss from continuing operations narrowed to $0.8 million, or ($0.01) per fully diluted share, compared to an adjusted loss from continuing operations of $2.2 million, or ($0.04) per fully diluted share, in the third quarter of 2008.  See Table 4 for details regarding these non-GAAP adjustments.

•	Cash generated from operations was $0.6 million in the third quarter of 2009 compared to cash used in operations of $3.7 million in the third quarter of 2008.

•
The Company had total cash of $8.3 million as of September 30, 2009, compared to total cash of $8.0 million at June 30, 2009 and $8.3 million at March 31, 2009.  The Company also had restricted cash of $1.9 million at September 30, 2009, an increase of $1.2 million from $0.7 million at June 30, 2009.  The increase in restricted cash is primarily due to the Company retaining $1.2 million of the funds paid to NexCen under long-term TAF licensing agreements for Australia and New Zealand that the Company entered into in August 2009.  The Company intends to invest approximately $1.2 million in new plant equipment by the end of the first quarter of 2010 to utilize excess capacity and leverage synergies in its manufacturing facility.  The Company expects these capital investments to begin generating incremental revenues in the second quarter of 2010.

•
The Company’s outstanding debt balance was $137.9 million at September 30, 2009, compared to $142.6 million at June 30, 2009 and $142.5 million at March 31, 2009.  The Company used $5.0 million of the net proceeds from the TAF licensing agreements to pay down a portion of its debt in August 2009.

•
The Company’s average effective interest rate for its credit facility was 6.5% in the third quarter of 2009, compared to 6.6% in the second quarter of 2009 and 6.8% in the first quarter of 2009.  The Company’s interest expense was $2.7 million in the third quarter of 2009, compared to $2.7 million in the second quarter of 2009 and $2.8 million in the first quarter of 2009.

•
Total franchised locations were 1,755 stores at September 30, 2009 versus 1,857 stores at September 30, 2008.  The net decrease of 102 stores, or 5.5%, reflects closures, initiated either by the franchisee or the Company, of underperforming and non-compliant stores.

•	The Company executed franchise agreements for 65 new franchise units during the third quarter of 2009, versus franchise agreements for 20 new franchise units in the second quarter of 2009.

•
Deferred revenue related to the pipeline for franchise stores to be opened pursuant to executed letters of intent and franchise agreements was approximately $2.9 million at September 30, 2009, an increase of approximately $0.3 million, or 12%, from approximately $2.6 million at June 30, 2009.  Total deferred revenue related to vendor rebates was $0.3 million at September 30, 2009 and June 30, 2009.

Kenneth J. Hall, Chief Executive Officer of NexCen Brands, stated, “We are very pleased to have recorded our third consecutive quarter of operating income and positive cash flow from operations since we began executing our strategic plan to turn around the business last year.  While our third quarter top line continued to be impacted by the decline in mall traffic and retail spending, we further reduced our operating expenses to more than offset the decline in revenues.  The positive results we have generated to date in 2009 are indicative of the substantial changes we have made to our business in the past year, the progress we have made in improving efficiencies across our organization, and our commitment to enhancing our franchise operations.”

Nine Months Operating Results

The operating results for the nine months ended September 30, 2009 are as follows:

•
Total revenues for the nine months ended September 30, 2009 increased 1% to $34.6 million, compared to $34.3 million for the same period in 2008.   The increase in revenues is primarily the result of full period revenues for Great American Cookies acquired on January 29, 2008.  Total operating expenses for the nine months ended September 30, 2009 decreased 84% to $29.5 million from $179.2 million for the same period in 2008.

•
Operating income for the nine months ended September 30, 2009 increased to $5.1 million from an operating loss of $144.8 million for the same period in 2008.  Loss from continuing operations for the nine months ended September 30, 2009 narrowed to $2.5 million, or ($0.04) per fully diluted share, from $151.5 million, or ($2.67) per fully diluted share, for the same period in 2008.

•
The results for the nine months ended September 30, 2008 included $137.9 million of impairment charges related to intangible assets, $3.6 million in professional fees related to special investigations, and $1.1 million in restructuring costs. The results for the nine months ended September 30, 2009 included $0.1 million in professional fees related to special investigations and restructuring costs of $0.2 million.  Excluding these special items, adjusted operating expenses for the nine months ended September 30, 2009 decreased 20%, or $7.4 million, to $29.2 million from adjusted operating expenses of $36.6 million for the same period in 2008.  Adjusted operating income for the nine months ended September 30, 2009 increased 336%, or $7.7 million, to $5.4 million, compared to an adjusted operating loss of $2.3 million for the same period in 2008. Adjusted loss from continuing operations for the nine months ended September 30, 2009 narrowed to $2.2 million, or ($0.04) per fully diluted share, from an adjusted loss from continuing operations of $11.9 million, or ($0.21) per fully diluted share, for the same period in 2008. See Table 4 for details regarding these non-GAAP adjustments.

•
Cash flow from operations for the nine months ended September 30, 2009 improved by $10.7 million to $1.3 million of cash generated from operations, compared to cash used in operations of $9.4 million for the nine months ended September 30, 2008.

Mr. Hall concluded, “With the timely filing of our third quarter financial reports, we have reached another important milestone in our turnaround efforts. The timeliness of the filing, combined with our significantly improved financial results, demonstrates that we have achieved our immediate goals of stabilization of the Company and reporting compliance.  However, we recognize that for long-term growth, viability and shareholder value, we must address the burden of our debt and the Company’s capital structure.  These issues, as well as driving revenue growth, continue to be the focus of our corporate strategy in the coming months.”

Conference Call Information

The Company will be holding a conference call today at 5:00 pm ET to review its financial results for the third quarter of 2009.  The conference call may be accessed by dialing 800-944-8766 or 317-713-0002, access code: 27689.  A replay of the call will be available through November 23, 2009, by dialing 1-866-281-6782, access code: 154227.  The broadcast will be available through the ‘Investor Relations’ link at http://www.nexcenbrands.com/ and will be archived online shortly after the conference call until December 31, 2009.

The Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009 is available on the Company’s website at http://www.nexcenbrands.com, under the “Investor Relations” tab, or through the SEC’s website at http://www.sec.gov.

About NexCen Brands, Inc.

NexCen Brands, Inc. is a strategic brand management company with a focus on franchising. It owns a portfolio of franchise brands that includes two retail franchise concepts: TAF™ and Shoebox New York®, as well as five quick service restaurant (QSR) franchise concepts: Great American Cookies®, MaggieMoo's®, Marble Slab Creamery®, Pretzelmaker® and Pretzel Time®. The brands are managed by NexCen Franchise Management, Inc., a subsidiary of NexCen Brands.

Forward-Looking Statement Disclosure
This press release contains “forward-looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include those regarding the expectations for the future performance of the Company’s brands and expectations regarding the impact of recent developments on its business.  When used herein, the words “anticipate,” “believe,” “estimate,” “intend,” “may,” “will,” “expect” and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements.  Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties.  They are not guarantees of future performance or results.  The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements.  Factors that could cause or contribute to such differences include: (1) the Company’s efforts to focus on the franchise business as its core business may not be successful and may not improve the performance of the Company; (2) economic conditions may deteriorate or fail to materially improve in international and domestic markets, which could negatively impact the Company’s business and financial performance, (3) the Company’s prior inability to file its financial reports within the prescribed timeframes and the failure to hold an annual meeting of stockholders for the fiscal year ended December 31, 2007 may subject the Company to governmental investigations or third-party claims, (4) past delays in the Company’s compliance with the Securities and Exchange Commission’s filing requirements may negatively impact the Company, (5) increases in LIBOR, which affects the interest rate on approximately 62% of the debt outstanding under the Company’s current bank credit facility, will increase its interest expenses, (6) the substantial debt service obligations and extensive covenants in the Company’s current bank credit facility may restrict its ability to respond to changing market conditions, and (7) other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Table 1
NEXCEN BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE DATA)

	Three Months Ended September 30,		Nine Months Ended September 30 ,
	2009	2008	2009	2008
Revenes:
Royalty revenues	$5,875	$6,733	$17,861	$18,544
Factory revenues	4,023	4,598	12,800	12,334
Franchise fee revenues	638	454	3,034	2,434
Licensing and other revenues	291	379	873	1,001
Total revenues	10,827	12,164	34,568	34,313

Operating Expenses:
Cost of sales	(2,487)	(3,093)	(7,994)	(8,389)
Selling, general and administrative expenses:
Franchising	(2,997)	(3,459)	(9,558)	(12,174)
Corporate	(1,646)	(2,987)	(5,642)	(10,821)
Professional fees:
Franchising	(794)	(498)	(1,764)	(1,128)
Corporate	(343)	(71)	(1,832)	(2,079)
Special investigations	(5)	(1,640)	(90)	(3,572)
Impairment of intangible assets	-	(28,148)	-	(137,881)
Depreciation and amortization	(645)	(902)	(2,370)	(2,015)
Restructuring charges	(222)	(281)	(222)	(1,096)
Total operating expenses	(9,139)	(41,079)	(29,472)	(179,155)

Operating income (loss)	1,688	(28,915)	5,096	(144,842)

Non-Operating income (expense):
Interest income	50	44	153	378
Interest expense	(2,703)	(2,793)	(8,286)	(7,544)
Financing charges	(63)	(791)	(66)	(1,717)
Other income (expense), net	139	240	858	(436)
Total non-operating expense	(2,577)	(3,300)	(7,341)	(9,319)

Loss from continuing operations before income taxes	(889)	(32,215)	(2,245)	(154,161)
Income taxes:
Current	(102)	(72)	(256)	(256)
Deferred	-	-	-	2,936
Loss from continuing operations	(991)	(32,287)	(2,501)	(151,481)
(Loss) income from discontinued operations, net of taxes of $0, $1,034, $0, $16,116 respectively	(22)	(6,067)	207	(88,027)
Net loss	$(1,013)	$(38,354)	$(2,294)	$(239,508)

Loss per share (basic and diluted) from continuing operations	$(0.01)	$(0.57)	$(0.04)	$(2.67)
Loss per share (basic and diluted) from discontinued operations	(0.00)	(0.11)	0.00	(1.56)
Net loss per share - basic and diluted	$(0.01)	$(0.68)	$(0.04)	$(4.23)

Weighted average shares outstanding – basic and undiluted	56,952	56,639	56,859	56,509

Table 2
NEXCEN BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(IN THOUSANDS)

	Nine Months Ended September 30,
	2009	2008
Cash flow from operating activities:
Net loss	$(2,294)	$(239,508)
Add: net (income) loss from discontinued operations	(207)	88,027
Net loss from continuing operations	(2,501)	(151,481)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Impairment of intangible assets	-	137,881
Restructuring	-	443
Depreciation and amortization	2,474	2,100
Stock based compensation	324	3,005
Deferred income taxes	-	(2,936)
Unrealized (gain) loss on investment in joint venture	(278)	249
Realized gain on sale of licensing agreement	(41)	-
Amortization of debt discount	410	355
Amortization of deferred financing costs	720	1,260
Accrued interest on Deficiency Note	1,702	-
Changes in assets and liabilities, net of acquired assets and liabilities:
Decrease (increase) in trade receivables, net of allowances	2,050	(236)
(Increase) decrease in other receivables	(179)	2,220
(Increase) decrease in inventory	(66)	543
Decrease (increase) in prepaid expenses and other assets	1,262	(187)
Decrease in accounts payable and accrued expenses	(4,059)	(1,868)
Increase in restructuring accruals	76	317
(Decrease) increase in deferred revenues	(846)	113
Net cash provided by (used in) operating activities from continuing operations	1,048	(8,222)
Net cash provided by (used in) operating activities from discontinued operations	207	(1,143)
Net cash provided by (used in) operating activities	1,255	(9,365)

Cash flows from investing activities:
(Increase) decrease in restricted cash	(1,014)	5,894
Purchases of property and equipment	(253)	(578)
Investment in joint venture	-	(725)
Proceeds from sale of licensing agreement	6,200
Purchase of trademarks, including registration costs	-	(46)
Distributions from joint venture	-	216
Acquisitions, net of cash acquired	(131)	(95,000)
Cash used in discontinued operations for investing activities	-	(765)
Net cash provided by (used in) investing activities	4,802	(91,004)

Cash flows from financing activities:
Proceeds from debt borrowings	-	70,000
Financing costs	-	(2,549)
Principal payments on debt	(6,060)	(3,918)
Proceeds from the exercise of options and warrants	-	5
Cash used in discontinued operations for financing activities	-	(1,100)
Net cash (used in) provided by financing activities	(6,060)	62,438
Net decrease in cash and cash equivalents	(3)	(37,931)
Cash and cash equivalents, at beginning of period	8,293	46,569
Cash and cash equivalents, at end of period	$8,290	$8,638
Cash paid for interest	$5,389	$9,375
Cash paid for taxes	$270	$135

Table 3
NEXCEN BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(IN THOUSANDS EXCEPT SHARE DATA)

	September 30,
	2009 (Unaudited)	December 31, 2008
ASSETS
Cash and cash equivalents	$8,290	$8,293
Trade receivables, net of allowances of $1,403 and $1,367, respectively	3,567	5,617
Other receivables	971	834
Inventory	1,298	1,232
Prepaid expenses and other current assets	1,617	2,439
Total current assets	15,743	18,415

Property and equipment, net	2,859	4,395
Investment in joint venture	407	87
Trademarks and other non-amortizable intangible assets	72,522	78,422
Other amortizable intangible assets, net of amortization	5,214	6,158
Deferred financing costs and other assets	4,328	5,486
Long-term restricted cash	1,954	940
Total assets	$103,027	$113,903

LIABILITIES AND STOCKHOLDERS' DEFICIT
Accounts payable and accrued expenses	$6,163	$9,220
Restructuring accruals	229	153
Deferred revenue	3,198	4,044
Current portion of long-term debt, net of debt discount of $501 and $541, respectively	2,339	611
Acquisition related liabilities	1,330	4,689
Total current liabilities	13,259	18,717

Long-term debt, net of debt discount of $482 and $852, respectively	134,586	140,262
Acquisition related liabilities	289	480
Other long-term liabilities	3,402	3,937
Total liabilities	151,536	163,396

Commitments and Contingencies

Stockholders’ deficit:
Preferred stock, $0.01 par value; 1,000,000 shares authorized; 0 shares issued and outstanding as of September 30, 2009 and December 31, 2008, respectively	—	—
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 56,951,730 and 56,670,643 shares issued and outstanding as of September 30, 2009 and December 31, 2008, respectively	571	569
Additional paid-in capital	2,684,876	2,681,600
Treasury stock	(1,757)	(1,757)
Accumulated deficit	(2,732,199)	(2,729,905)
Total stockholders’ deficit	(48,509)	(49,493)
Total liabilities and stockholders’ deficit	$103,027	$113,903

Table 4
NEXCEN BRANDS, INC.
NON-GAAP ADJUSTMENTS (UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE DATA)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Total revenues	$10,827	$12,164	$34,568	$34,313

Total operating expenses	(9,139)	(41,079)	(29,472)	(179,155)
Adjustments for special items:
Special investigations (1)	5	1,640	90	3,572
Impairment of intangible assets (2)	-	28,148	-	137,881
Restructuring charges (3)	222	281	222	1,096
Total operating expenses, as adjusted	(8,912)	(11,010)	(29,160)	(36,606)

Operating income (loss), as adjusted	1,915	1,154	5,408	(2,293)

Total non-operating expenses	(2,577)	(3,300)	(7,341)	(9,319)

Loss from continuing operations before income taxes, as adjusted	(662)	(2,146)	(1,933)	(11,612)

Income taxes	(102)	(72)	(256)	2,680
Adjustments for deferred income taxes (2)	-	-	-	(2,936)
Income taxes, as adjusted	(102)	(72)	(256)	(256)
Loss from continuing operations, as adjusted	$(764)	$(2,218)	$(2,189)	$(11,868)

Loss per share (basic and diluted) from continuing operations, as adjusted	$(0.01)	$(0.04)	$(0.04)	$(0.21)

Weighted average shares outstanding - basic and diluted	56,952	56,639	56,859	56,509

(1)
The Company incurred outside legal fees related to special investigations, namely, investigations conducted at the direction of the Audit Committee of the Board of Directors, the Company and the SEC, respectively, regarding the Company's public disclosures on May 19, 2008 of previously undisclosed terms of a January 2008 amendment of our credit facility.

(2)
During 2008, the Company determined that it was necessary to evaluate goodwill and trademarks for impairment between annual tests due to a decline in the Company's stock price and deterioration of the economy.  As a result, the Company recognized deferred tax benefit related to the reversal of deferred tax liabilities associated with the intangible assets.

(3)	Restructuring charges relate primarily to employee separation benefits in connection with staff reductions in the New York corporate office.